EXHIBIT 99(I)

             HONEYWELL REPORTS FIRST-QUARTER EARNINGS UP 19 PERCENT

                      $65.1 MILLION, OR 51 CENTS PER SHARE



     MINNEAPOLIS, APRIL 16, 1996 _ Honeywell Inc. (NYSE: HON) today reported a net income of $65.1 million, or 51 cents per share, up from $54.7 million, or 43 cents per share, in the first quarter of 1995. Earnings per share increased 19 percent over year-earlier results.

     Sales in the first quarter were $1.62 billion, up 10 percent compared with $1.48 billion a year earlier. Operating profit was $143.8 million, compared with $124.4 million in the 1995 first quarter. Orders in the quarter were up 4 percent with strong growth in Home and Building Control and Industrial Automation and Control. Space and Aviation Control orders were strong on the commercial aviation side, but soft on the military side for the quarter.

     `Our strong earnings quarter was driven by improved results in our Space and Aviation business coupled with solid performance in our Home and Building Control and Industrial Control businesses,' said Michael R. Bonsignore, Honeywell chairman and chief executive officer. `Company-wide operating profit margins improved 50 basis points to 8.9 percent from 8.4 percent as a result of higher productivity and lower costs throughout the organization.

     `We continued to aggressively implement strategies to enhance value for shareholders,' said Bonsignore. `During the quarter, we completed two strategic acquisitions which strengthen our core competencies and give us greater reach in key markets. In March, we completed the $283 million acquisition of Duracraft, a manufacturer of home comfort products that expand Honeywell's worldwide consumer and products portfolio. The acquisition enhances Honeywell's global retail strategy for an increased presence in every home.

     `In Industrial Control, we completed the acquisition of the measurement and control and sensor businesses of Leeds & Northrup that will enhance Honeywell's position as a leading supplier of products and services for the process and discrete manufacturing industries. The acquisition also expands our sensor portfolio.'

     Honeywell invested $321 million in strategic acquisitions, and repurchased $73 million of stock, or 1.4 million shares.

     At the end of the first quarter, debt-to-total capital was 32 percent.

     As previously communicated, a Los Angeles jury returned a $234 million verdict against Honeywell during the complex anti-trust litigation commenced by Litton Systems in 1990. If judgment is entered on the jury verdict, the amount will be trebled. During upcoming post verdict motions, Honeywell will continue to vigorously defend its position that its market success was based on higher reliability, lower costs and better customer support. The company believes its actions were well within the bounds of fair competition.

     FIRST-QUARTER BUSINESS UNIT RESULTS

     HOME AND BUILDING CONTROL. Operating profit for the business was $53.8 million, up 8 percent from $49.9 million last year. Sales increased to $693 million from $643.1 million in the 1995 first quarter. Home and Building Control orders were up 9 percent from year-earlier levels.

     Overall results benefited from a strengthening in domestic Home Control markets and continued strong international business.

     In conjunction with the Duracraft acquisition, Home and Building Control established the Consumer Products business, which will focus on major retailers around the world. Bernard Chiu, formerly chairman and CEO of Duracraft, was named president of the new unit.

     In January, Honeywell announced the planned closing of its Arlington Heights facility and the subsequent transfer of all higher-complexity electronics products and systems to the Albuquerque, N.M., plant. The move is part of an ongoing company-wide initiative to reduce product cost and enhance the company's global competitive position.

     In addition, Home and Building Control announced a 15-year, $45 million contract with the Meadowlands Sports Complex to update its heating, cooling, and lighting systems, and upgrade the existing building management systems. This contract represents the largest contract ever won by Home and Building Control.

     INDUSTRIAL CONTROL. Operating profit was $50.0 million compared with $48.0 million a year earlier. Sales in the first quarter were $501.9 million, compared with $456.2 million last year. Industrial Control orders were up more than 6 percent for the quarter with strong Industrial Automation and Control orders, which more than offset industry-wide pressure experienced by Sensing and Control.

     Industrial Automation and Control performance was driven by strength in international markets. Increased demand for systems to improve safety and productivity in developing countries, such as China, India and Kuwait is evidenced by three contracts totaling $21 million to supply automation controls.

     Sensing and Control introduced an open and modular integrated PC control system to control factory automation. The components of this control solution are available from a single source - Honeywell.

     SPACE AND AVIATION CONTROL. Operating profit was $39.1 million, compared to $26.3 million in the first quarter of 1995. Sales were $398.3 million, compared with $353.1 million a year earlier. Commercial Aviation experienced double-digit order growth during the quarter. However, the growth in Commercial Aviation orders was not enough to offset the decline in military and space orders, when compared against a strong first-quarter 1995. Total orders declined 5 percent.

     During the quarter, Honeywell won a contract with Saudi Arabian Airlines (Saudia) to supply advanced avionics for its entire new fleet of 777, 747-400, MD-11 and MD-90 aircraft. The contract includes satellite communications systems (SATCOM), Traffic Alert and Collision Avoidance Systems (TCAS), Mode S transponders and Global Navigation Satellite Sensor Units (GNSSU).

     In addition, the Philippine Department of Transportation and Communications/Air Transportation Office selected Honeywell to launch Global Positioning System (GPS) technology in the Asia Pacific region by installing the Honeywell/Pelorus Satellite Landing System (SLS) at three national airports. Installation of the first SLS-2000 ground station is expected this fall.

     Honeywell is a global controls company focused on creating value through technology that enhances comfort, improves productivity, saves energy, protects the environment and increases safety. The company serves customers worldwide in the homes and buildings, industrial, and aviation and space markets. Honeywell employs 53,000 people in 95 countries and had 1995 sales of $6.7 billion.


                         HONEYWELL INC. AND SUBSIDIARIES
                          INCOME STATEMENT (Unaudited)
                 (Dollars in Millions Except Per Share Amounts)


                                             FIRST QUARTER
                                        -----------------------
                                           1996         1995
                                        ---------     ---------
SALES                                   $1,619.5      $1,478.7        9.5%

COSTS AND EXPENSES
  Cost of sales                          1,109.0       1,013.2
  Research and development                  85.1          78.8
  Selling, general and administrative      309.3         287.9
  Interest - net                            17.1          17.3
  Equity (income) loss                       0.3          (1.4)
                                         -------       -------

                                         1,520.8       1,395.8
                                         -------       -------

INCOME BEFORE INCOME TAXES                  98.7          82.9

PROVISION FOR INCOME TAXES                  33.6          28.2
                                         -------       -------

NET INCOME                             $    65.1     $    54.7       19.0%


EARNINGS PER COMMON SHARE              $    0.51    $    0.43        18.6%

AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING            126,851,136  127,156,836


                         HONEYWELL INC. AND SUBSIDIARIES
                SALES AND OPERATING PROFIT BY SEGMENT (Unaudited)
                              (Dollars in Millions)

                                        FIRST QUARTER
                                   ----------------------

                                     1996           1995
                                   --------      --------

SALES
  Home and Building Control       $  693.0       $  643.1
  Industrial Control                 501.9          456.2
  Space and Aviation Control         398.3          353.1
  Other                               26.3           26.3
                                  --------      ---------

                                  $1,619.5       $1,478.7

- ----------------------------------------------------------

OPERATING PROFIT
  Home and Building Control       $   53.8       $   49.9
  Industrial Control                  50.0           48.0
  Space and Aviation Control          39.1           26.3
  Other                                0.9            0.2
                                  --------      ---------

  Total operating profit             143.8          124.4
  Interest expense                   (20.9)         (20.8)
  Equity income (loss)                (0.3)           1.4
  General corporate expense          (23.9)         (22.1)
                                  --------      ---------

  Income before income taxes       $  98.7       $   82.9

                         HONEYWELL INC. AND SUBSIDIARIES
                   STATEMENT OF FINANCIAL POSITION (Unaudited)
                              (Dollars in Millions)


                                                        March 31,  December 31,
                                                          1996         1995
                                                        --------   -----------

ASSETS
Current Assets
  Cash and cash equivalents                            $  124.2    $  291.6
  Short-term investments                                    8.8         9.0
  Receivables (less allowance for doubtful
    accounts:  1996, $33.8; 1995, $34.5)                1,450.2     1,477.3
  Inventories (less progress billing on
    uncompleted contracts:1996, $59.3; 1995, $56.4)       872.1       794.4
  Deferred income taxes                                   197.3       194.6
                                                        --------    --------
                                                        2,652.6     2,766.9

Investments and Advances                                  239.1       244.8
Property, Plant and Equipment
  Property, plant and equipment                         2,953.8     2,857.1
  Less accumulated depreciation                         1,832.5     1,758.2
                                                        --------    --------
                                                        1,121.3     1,098.9
Other Assets
  Long-term receivables (less allowance for doubtful
    accounts:  1996, $0.7; 1995, $0.7)                     42.6        46.8
  Intangible assets                                       827.5       624.2
  Deferred income taxes                                    71.5        71.8
  Other                                                   212.5       206.8
                                                        --------    --------

Total Assets                                           $5,167.1    $5,060.2
                                                        ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt                                      $  486.2    $  312.4
  Accounts payable                                        450.2       491.5
  Customer advances                                       181.3       158.2
  Accrued income taxes                                    272.7       274.8
  Deferred income taxes                                    19.5        20.4
  Other accrued liabilities                               744.0       765.2
                                                        --------    --------
                                                        2,153.9     2,022.5

Long-Term Debt                                            478.1       481.0
Deferred Income Taxes                                      49.1        39.2
Other Liabilities                                         475.5       477.4

Stockholders' Equity
  Common stock - $1.50 par value
  Authorized - 250,00,000 shares
  Issued - 1996 - 188,035,247 shares                      282.0
         - 1995 - 188,126,704 shares                                  282.2
  Additional paid-in-capital                              489.8       481.3
  Retained earnings                                     2,838.0     2,805.8
  Treasury stock  - 1996 - 61,367,743 shares           (1,699.8)
                  - 1995 - 61,306,251 shares                       (1,650.2)
  Accumulated foreign currency translation                120.0       140.9
  Pension liability adjustment                            (19.5)      (19.9)
                                                        --------    --------
                                                        2,010.5     2,040.1
                                                        --------    --------
Total Liabilities and Stockholders' Equity             $5,167.1    $5,060.2
                                                        ========    ========

                         HONEYWELL INC. AND SUBSIDIARIES
                       STATEMENT OF CASH FLOWS (Unaudited)
                              (Dollars in Millions)

                                                             Three Months
                                                         ------------------
                                                            1996      1995
                                                         -------    -------

Cash Flows from Operating Activities
  Net income                                             $  65.1    $  54.7
  Adjustments to reconcile net income to net cash
   flows from operating activities:
     Depreciation                                           54.2       57.8
     Amortization of intangibles                            11.0       13.5
     Deferred income taxes                                   0.2       13.2
     Equity (income) loss, net of dividends received         0.6       (1.4)
     Loss on sale of assets                                  0.1        0.4
     Contributions to employee stock plans                  11.5        8.7
     Decrease in receivables                                65.2       19.0
     Increase in inventories                               (36.2)     (50.0)
     Decrease in accounts payable                          (71.2)     (56.6)
     Increase in accrued income taxes and interest           3.7       14.0
     Other changes in working capital, excluding
      short-term investments and short-term debt           (32.6)     (20.0)
     Other noncurrent items - net                            3.5      (16.9)
                                                         -------    -------

  Net cash flows from operating activities                  75.1       36.4
                                                         -------    -------

Cash Flows from Investing Activities
  Proceeds from sale of assets                              29.9        2.5
  Capital expenditures                                     (65.0)     (53.0)
  Investment in acquisitions, net of cash acquired        (298.3)     (25.4)
  (Increase) decrease in short-term investments              0.1       (7.1)
  Other - net                                                0.9        3.4
                                                         -------    -------

  Net cash flows from investing activities                (332.4)     (79.6)
                                                         -------    -------

Cash Flows from Financing Activities
  Net increase in short-term debt                          167.9       38.9
  Repayment of long-term debt                               (0.3)     (10.2)
  Purchase of treasury stock                               (64.3)     (25.0)
  Proceeds from exercise of stock options                   24.5       15.5
  Dividends paid                                           (33.1)     (31.4)
                                                         -------    -------

  Net cash flows from financing activities                  94.7      (12.2)
                                                         -------    -------

Effect of Exchange Rate Changes on Cash                     (4.8)      10.8
                                                         -------    -------

Decrease in Cash and Cash Equivalents                     (167.4)     (44.6)
Cash and Cash Equivalents at Beginning of Year             291.6      267.4
                                                         -------    -------

Cash and Cash Equivalents at End of Three Months          $124.2     $222.8
                                                         =======    =======